Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "QNETIC CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF SEPTEMBER, A.D. 2026, AT 8:53 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

7040784 8100
SR# 20264536551

Authentication: 205265638
Date: 09-29-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:53 AM 09/29/2026
FILED 08:53 AM 09/29/2026
SR 20264536551 - File Number 7040784

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF QNETIC CORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

QNETIC CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "**General Corporation Law**"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is QNETIC CORPORATION, and that this corporation was originally incorporated pursuant to the General Corporation Law on September 20, 2022. The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 8, 2025. The Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 9, 2026. The Third Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 20, 2026.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Third Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is QNETIC CORPORATION (the "**Corporation**").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 72,924,226 shares, consisting of (i) 44,000,000 shares of Common Stock, $0.0001 par value per share ("**Common Stock**") and (ii) 28,924,226 shares of Preferred Stock, $0.0001 par value per share ("**Preferred Stock**").

The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. **General**. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. **Voting**. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); *provided, however,* that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Fourth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. **PREFERRED STOCK**

5,464,480 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Series Seed-1 Preferred Stock**", 2,902,494 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Series Seed-2 Preferred Stock**", 1,800,154 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Series Seed-3 Preferred Stock**", 1,087,693 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Series Seed-4 Preferred Stock**", 1,530,006 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Series Seed-5 Preferred Stock**", 6,018,917 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Non-Voting-1 Preferred Stock**", and 10,120,482 shares of the authorized Preferred Stock of the Corporation are hereby designated "**Non-Voting-2 Preferred Stock**", with the following rights, preferences, powers and restrictions, qualifications and limitations. Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, and Series Seed-5 Preferred Stock are collectively referred to as "**Series Seed Preferred Stock**". Non-Voting-1 Preferred Stock and Non-Voting-2 Preferred Stock are collectively referred to as "**Non-Voting Preferred Stock**". Unless otherwise indicated, references to "sections" or "Sections" in this Part B of this Article Fourth refer to sections and Sections of Part B of this Article Fourth.

1. **Dividends.**

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Fourth Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock, the product of (A) the dividend declared, paid or set aside on such Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock; (ii) in the case of a dividend on a class or series of capital stock that is convertible into Common Stock, the product of (A) the dividend declared, paid or set aside per share of such class or series of capital stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock, divided by the number of shares of Common Stock issuable upon conversion of a share of such class or series of capital stock; or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of (A) the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be

calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend for the applicable series of Preferred Stock. The "**Original Issue Price**" shall mean (i) $0.9150 per share for the Series Seed-1 Preferred Stock, (ii) $0.7320 per share for the Series Seed-2 Preferred Stock, (iii) $0.6863 per share for the Series Seed-3 Preferred Stock, (iv) $0.5490 per share for the Series Seed-4 Preferred Stock, (v) $0.0654 per share for the Series Seed-5 Preferred Stock, (vi) $1.79 per share for the Non-Voting-1 Preferred Stock, and (vii) $4.15 per share for the Non-Voting-2 Preferred Stock, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

2. **Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.**

2.1 **Preferential Payments to Holders of Preferred Stock.**

2.1.1 **Preferential Payments to Holders of Series Seed Preferred Stock.** In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event (as defined below), the holders of shares of each series of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a *pari passu* basis based on their respective Series Seed Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Non-Voting Preferred Stock and holders of Common Stock by reason of their ownership thereof, an amount per share of each such series of Series Seed Preferred Stock equal to the greater of (i) one times the applicable Original Issue Price, plus any dividends declared but unpaid thereon (the amounts payable pursuant to this clause (i) are hereinafter referred to as the "**Series Seed Liquidation Amounts**"), or (ii) such amount per share as would have been payable had all shares of such series of Series Seed Preferred Stock (and all shares of all other series of Series Seed Preferred Stock that would receive a larger distribution per share if such series of Series Seed Preferred Stock and all such other series of Series Seed Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If, upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled under this Section 2.1.1, the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. "**Available Proceeds**" means the consideration received by the Corporation for the Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders.

2.1.2 **Preferential Payments to Holders of Non-Voting Preferred Stock.** After the payment of all Series Seed Liquidation Amounts required to be paid to the holders of Series Seed Preferred Stock pursuant to Section 2.1.1, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Non-Voting Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of each series of Non-Voting Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a *pari passu* basis based on their respective Non-Voting Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of each such series of Non-Voting Preferred Stock equal to the greater of (i) one times the applicable Original

Issue Price, together with any dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of such series of Non-Voting Preferred Stock been converted into Common Stock at the then-effective conversion rate determined pursuant to Section 4.1.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amounts payable pursuant to this sentence are hereinafter referred to as the "**Non-Voting Liquidation Amounts**", and together with Series Seed Liquidation Amounts, collectively, as the "**Liquidation Amounts**"). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Non-Voting Preferred Stock the full amount to which they shall be entitled under this Section 2.1.2, the holders of shares of Non-Voting Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 **Payments to Holders of Common Stock**. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, as applicable, the assets of the Corporation available for distribution to its stockholders and not payable to the holders of shares of Preferred Stock pursuant to Section 2.1, and (b) a Deemed Liquidation Event, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, as applicable, the consideration available for distribution to the stockholders of the Corporation and not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the Available Proceeds not payable to the holders of shares of Preferred Stock pursuant to Section 2.1, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 **Deemed Liquidation Events**.

2.3.1 **Definition**. Each of the following events shall be considered a "**Deemed Liquidation Event**" unless the holders of at least a majority of the outstanding shares of Series Seed Preferred Stock voting together as a single class on an as-converted to Common Stock basis (the "**Requisite Holders**") elect otherwise by written notice sent to the Corporation at least ten days prior to the effective date of any such event:

(a) a merger or consolidation involving the Corporation, except any such merger or consolidation involving the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 **Amount Deemed Paid or Distributed**. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3. **Voting.**

3.1 **General.** On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Fourth Amended and Restated Certificate of Incorporation, holders of Series Seed Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. To the extent permitted by the General Corporation Law, the holders of the Non-Voting Preferred Stock shall not be entitled to vote on any matter required or permitted to be voted on by the stockholders of the Corporation; provided, however, that in the event that any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) is a matter on which the shares of the Non-Voting Preferred Stock are required to be entitled to a vote pursuant to applicable law, each holder of outstanding shares of the Non-Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of the Non-Voting Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

3.2 **Election of Directors.** The holders of record of the shares of Series Seed-1 Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one director of the Corporation, and the holders of record of the shares of Common Stock, exclusively and voting together as a separate class, shall be entitled to elect the remaining number of directors as fixed pursuant to the Bylaws of the Corporation (the "**Common Directors**"); *provided, however,* that, for administrative convenience, any initial director or directors that any class or classes or series of Preferred Stock shall be entitled to elect in accordance with the foregoing may also be appointed by the Board of Directors, acting by a majority of the sitting directors, regardless of whether any such sitting directors are elected by any particular class or classes or series of capital stock, without any action by the holders of such class or classes or series of Preferred Stock. Any director elected (or appointed) as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series Seed-1 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2 (and to the extent any of such directorships is not otherwise filled by a director appointed by the Board of Directors in accordance with the first sentence of this Section 3.2), then any directorship not so filled shall remain vacant until such time as the holders of the Series Seed-1 Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. Except as otherwise provided in this Section 3.2, a vacancy in any directorship elected by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 3.2.

4. **Optional Conversion.** The holders of the Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

4.1 **Right to Convert.**

4.1.1 **Conversion Ratio**. Each share of Series Seed Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. Shares of Non-Voting Preferred Stock shall only be convertible, as provided for in Section 5 below, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion. The "**Conversion Price**" shall initially be equal to $0.9150 per share for the Series Seed-1 Preferred Stock, $0.7320 per share for the Series Seed-2 Preferred Stock, $0.6863 per share for the Series Seed-3 Preferred Stock, $0.5490 per share for the Series Seed-4 Preferred Stock, $0.0654 per share for the Series Seed-5 Preferred Stock, $1.79 per share for the Non-Voting-1 Preferred Stock, and $4.15 per share for the Non-Voting-2 Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 **Termination of Conversion Rights**. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Seed Preferred Stock; *provided* that the foregoing termination of Conversion Rights shall not affect the amounts otherwise paid or payable in accordance with Section 2.1.1 to the holders of Series Seed Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2 **Fractional Shares**. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share.

4.3 **Mechanics of Conversion.**

4.3.1 **Conversion**. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of written notice from a converting stockholder, any requested endorsements and instruments of transfer and, if applicable, certificates (or a lost certificate affidavit and indemnity agreement) shall be the time of conversion (the "**Conversion Time**"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

4.3.2 **Reservation of Shares**. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fourth Amended and Restated Certificate of Incorporation.

4.3.3 **Effect of Conversion**. All shares of Series Seed Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Seed Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such

series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Series Seed Preferred Stock accordingly.

4.3.4 **Taxes**. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Seed Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Seed Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 **Reserved.**

4.5 **Adjustment for Stock Splits and Combinations**. For purposes of Sections 4.5 through 4.7, the "Applicable Original Issue Date" means, with respect to any series of Preferred Stock, the date on which the first share of such series was issued. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 **Adjustment for Certain Dividends and Distributions**. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series

of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 **Adjustments for Other Dividends and Distributions**. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and any provisions in this Fourth Amended and Restated Certificate of Incorporation with respect to dividend rights of the Preferred Stock do not otherwise apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 **Adjustment for Merger or Reorganization, etc**. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter, if and when convertible pursuant to this Article Fourth, be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 **Certificate as to Adjustments**. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

4.10 **Notice of Record Date**. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any

reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten days prior to the record date or effective date for the event specified in such notice.

5. **Mandatory Conversion**.

5.1 **Trigger Events**. All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1, (a) immediately prior to the closing of the sale of shares of Common Stock (or other equity securities of the Corporation) to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; (b) immediately prior to the effectiveness of the registration statement in connection with the initial listing of the Common Stock (or other equity securities of the Corporation) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement filed by the Corporation with the Securities and Exchange Commission, without a related underwritten offering of such Common Stock (or other equity securities); (c) immediately prior to the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Corporation with a publicly-traded "special purpose acquisition company" or its subsidiary (collectively, a "**SPAC**"), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors (such transaction or series of related transactions, the "**SPAC Transaction**"); and (d) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (any of (a), (b), (c) or (d), the "**Mandatory Conversion Time**"). Such automatically converted shares of Preferred Stock may not be reissued by the Corporation. For the avoidance of doubt, upon automatic conversion of all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to a SPAC Transaction pursuant to clause (c) of the first sentence of this Section 5.1, all rights of the Preferred Stock under Section 2 with respect to preferential payments (or any other payments that may otherwise differ from distributions to Common Stock) will terminate, and no such rights shall apply with respect to the SPAC Transaction.

5.2 **Procedural Requirements**. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the

Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof or issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof; and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. **Redeemed or Otherwise Acquired Shares**. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

7. **Waiver**. Except as otherwise set forth herein or required by law, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders; and (b) any of the rights, powers, preferences and other terms of a series of Series Seed Preferred Stock set forth herein may be waived on behalf of all holders of such series of Series Seed Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of such series of Series Seed Preferred Stock.

8. **Notices**. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or elimination of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal or elimination.

All references to an officer of the Corporation in this Article Ninth shall mean a person who is an officer of the Corporation for purposes of Section 102(b)(7) of the General Corporation Law.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal, modification or elimination of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or elimination; or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal, modification or elimination.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "**Excluded Opportunity**" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Seed Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an officer or employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are "**Covered Persons**"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Fourth Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the shares of Series Seed Preferred Stock then outstanding will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any

provision of the General Corporation Law or the Corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Fourth Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Fourth Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any "preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any "preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined therein) shall be deemed to be zero.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

(*signature page follows*)

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on September 29, 2026.

By: /s/ Michael Alexander Pratt
Michael Alexander Pratt, Chief Executive Officer